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                                                                    Exhibit 99.1

                        [LETTERHEAD OF NEUBERGER BERMAN]


CONTACT:                                             FOR IMMEDIATE RELEASE
Jeffrey B. Lane
Neuberger Berman Inc.
212-476-5401

Alan Towers Associates, Inc.
212-354-5020


                            NEUBERGER BERMAN APPOINTS
                     THREE OUTSIDE DIRECTORS, EXPANDS BOARD

NEW YORK, December 8, 1999 - Neuberger Berman Inc. (NYSE:NEU) today announced the appointment of three outside members to its board of directors: David W. Glenn, President and COO of Freddie Mac; Jon Madonna, President and CEO of Carlson Wagonlit Travel; and Jack H. Nusbaum, Partner and Chairman of the law firm Willkie Farr & Gallagher. These appointments increase the size of the board to 11 members.

Jeffrey B. Lane, President and CEO of Neuberger Berman, said, "Neuberger Berman is privileged to have these seasoned and outstanding executives serving on our board. Their depth of experience will benefit all Neuberger Berman shareholders."

NEW DIRECTORS
As President of Freddie Mac, the nation's second largest source of home-loan funds, Mr. Glenn manages operations in the company's three main businesses - single-family, investment, and multifamily. During his 12-year tenure at Freddie Mac, Mr. Glenn has engineered the company's transformation into a publicly held company, which now
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finances one in five American homes. He is an advisor to the President's Cabinet
Council Task Force on Economic Affairs. He also serves as Chairman, Federal Home Loan Bank of San Francisco Industry Advisory Committee regarding FSLIC
Management Program.

Prior to his top position at Carlson Wagonlit Travel, an $11 billion company and a world leader in the business travel and expense management industry, Mr. Madonna was a Vice Chairman of The Travelers Group and Vice Chairman of Travelers Property and Casualty. Previously, he was Chairman of KPMG International and Chairman and CEO of KPMG Peat Marwick, USA. Mr. Madonna is currently a director of Tidewater Inc.

Mr. Nusbaum has been a partner of Willkie Farr & Gallagher for 29 years, serving as Chairman for the past 11 years. His areas of concentration include Mergers and Acquisitions, Corporate Governance and Fiduciary Duties, and Internal Investigations. Mr. Nusbaum is a director of W.R. Berkley Corporation, Pioneer Companies, Prime Hospitality Corp., Strategic Distribution and The Topps Company.

INTERNAL DIRECTORS

Also serving on the Neuberger Berman Board are the following current or former Neuberger Berman employees:

o     Lawrence Zicklin, non-executive Chairman.
o     Richard A. Cantor, non-executive Vice Chairman.
o     Marvin C. Schwartz, Vice-Chairman.
o Jeffery B Lane, President and CEO of Neuberger Berman; Michael M. Kassen, Robert Matza, Heidi L. Schneider, and Peter E. Sundman, all Executive Vice Presidents of Neuberger Berman.
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Neuberger Berman has more than $50 billion in assets under management for institutions, individuals and its family of no-load mutual funds. Headquartered in New York, Neuberger Berman or its affiliates have offices in Atlanta, Boston, Chicago, Columbia, Dallas, Los Angeles, Miami, San Francisco, West Palm Beach and Wilmington. The firm has over 1,100 employees. Neuberger Berman's Web site can be viewed at WWW.NB.COM.


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